EXHIBIT 99.1


                Sea 2 Sky Secures $757 Million Wood Fiber Supply
                             Contract In New Zealand
Des Wilson Forestry Ltd. to Provide 15 Year Wood Supply to Sea 2 Sky Corporation

June 23, 2009- Ferndale, WA, Sea 2 Sky Corporation, (OTCBB: SSKY) a leading edge Renewable Bio-Energy Company is pleased to announce that it has obtained a $757 Million multi-year Wood Fiber Supply Agreement with Des Wilson Forestry Ltd. of New Zealand. Sea 2 Sky has secured this large "Fiber Basket" worth $757 Million in revenues to Sea 2 Sky over 15 years and is formalizing the operating agreement including the finance and construction of a wood pellet production mill. This Wood Fiber Supply Agreement provides Sea 2 Sky with 250,000 tons of wood fiber in the first two years and increasing it to 500,000 tons/annually for the remaining 13 years of the 15 year agreement. This agreement enables Sea 2 Sky to service the International wood pellet market on a long-term basis with Europe and Asia having substantial multi-Billion dollar product requirements. Sea 2 Sky will provide its managerial expertise in the manufacturing, international marketing and sales with the Des Wilson Forestry Ltd.'s fiber supply for 15 years with projected sales to Sea 2 Sky of $757 million based on the current market price of $233/ dry ton.

David Siebenga, President and CEO of Sea 2 Sky Corporation commented " With this agreement now in place, we have achieved a historic milestone of opening up new markets in the forest industry by harnessing strong international sources of supply in stable democratic states that we can now market to our International network of Companies and Governments."

Sea 2 Sky has rapidly expanded its presence in the International wood pellet market with this agreement. The wood pellet market is swiftly becoming a precious commodity in a emerging low carbon emissions world. Wood pellets have many uses in both industrial and residential use and are considered to be carbon neutral when burned. Companies such as Novus Energy GmbH http://www.novusenergy.eu and RWE AG http://www.rwe.com/ (Frankfurt: RWEG) of Germany are prime examples of companies substituting biomass for coal in Europe. The Largest coal burning company in the USA, American Electric Power Inc. of Ohio (NYSE: AEP) is also switching some of its coal fired plants to co-fire with biomass. This biomass phenomenon is known as Torrefaction and is rapidly taking hold by using the existing coal mill infrastructure and co-firing the torrefied biomass with it to obtain greater efficiency and reducing carbon output.

About Sea 2 Sky Corporation

Headquartered in a HUB zone in Ferndale, WA, Sea 2 Sky Corporation, is a leading edge Renewable Bio-Energy Company focused on delivering alternative energy solutions to Fortune 1000 companies, Governmental agencies and Countries around the globe. The Company is currently securing the largest concentration of biomass material in North America and Abroad and is backed by a "Special Category Minority Business" which enables it to compete effectively in a substantially growing market. Sea 2 Sky is creating strategic relationships with suppliers of alternative energy sources such as biomass wood pellets to secure long-term supply contracts and to develop these products to a consistent specification that the target markets require to fulfill their energy needs with environmentally smart manufacturing facilities. More information about the Company may be found at www.sea2skyenergy.com

About Special Category Businesses and HUB Zones

The US government has created various incentive programs for certain demographic and minority based businesses in the Institutional Marketplace to compete with mandates of up to 23% of the US Federal Procurement Budget of $425 Billion for a

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total market window of $97 Billion.  Within these  mandates,  requirements  have been established to provide a strategic plan to have 3% mandated purchase requirements for Service-Disabled Veteran Owned Small Business (SDVOSB) from the Federal US Budget. Businesses located on a HUB Zone are eligible for Federal contracting preferences with the government having a further 3% for contract set-asides to HUB Zone-certified companies. Furthermore, small business are eligible for Federal contracting preferences with the government having up to a further 13% for contract set-asides to small business companies. Businesses owned and operated by Native Americans are eligible for Federal contracting preferences with the government having a further 5% for contract set-asides.

Notice regarding forward-looking statements

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and may include statements regarding our future financial performance or results of operations, including expected revenue growth. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise after the date of this press release. Additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements can be found in the reports that we have filed with the Securities and Exchange Commission.

Contact:

Sea 2 Sky Corp. Ph: 877-732-2759 email: info@sea2skyenergy.com or
Investor Relations Ph: 425-296-7695 email: ir@sea2skyenergy.com